EXHIBIT 10.26

SPECIALTY PROGRAM BUSINESS POOLING AGREEMENT

This Specialty Program Business Pooling Agreement (“Pooling Agreement”) by and between Tower Insurance Company of New York (“TICNY”), an insurance company domiciled in New York, and CastlePoint Insurance Company (“CPIC”), an insurance company domiciled in New York, is made effective as of 12:01 a.m., January 1, 2007, (the “Effective Date”).

WHEREAS, TICNY and CPIC are each authorized to transact, and do transact, a multiple line property and casualty insurance business; and

WHEREAS, TICNY and CPIC desire to pool their respective Specialty Program Business (defined below) in order to make more efficient use of available surplus and achieve other operating efficiencies; and

WHEREAS, CPIC will act as the manager of such pool pursuant to a separate Pool Management Agreement (“Pool Management Agreement”), attached hereto as Exhibit A;

NOW, THEREFORE, for mutual considerations, the sufficiency and receipt of which is hereby acknowledged, TICNY and CPIC agree as follows:

ARTICLE I                                                           Definitions

In addition to the terms defined elsewhere in this Agreement, the following terms, whenever used herein, shall have the following meanings:

“Existing Reinsurance” shall mean reinsurance ceded by a Participating Company that is in effect on the Effective Date, to the extent that such reinsurance relates to the Specialty Program Business of such Participating Company.

“Management Fees” shall mean the management fees payable by TICNY to CPIC pursuant to the Pool Management Agreement.

“Net Liability” shall mean the loss and loss adjustment expense liability remaining after the application of Existing Reinsurance and, with respect to CPIC, Pool Reinsurance, in each case to the extent collectible; provided, however, that “Net Liability” shall not include liability with respect to losses and loss adjustment expenses incurred prior to the Effective Date.

“Net Loss Ratio” shall mean, for any period of time, the ratio of Net Losses plus loss adjustment expenses incurred during such period to Net Premium Earned for such period.

“Net Losses” shall mean, for any period of time, any and all amounts that a Participating Company is required to pay to or on behalf of insureds for insurance claims made under its Policies, after the application of any applicable reinsurance but not including loss adjustment expenses.

“Net Premium Earned” shall mean, for any period of time, the earned portion of premiums written by a Participating Company after payment for reinsurance, if any.

“Net Written Premium” shall mean direct premium written on the Policies covered by this Agreement plus additions, less refunds and return premium for cancellations and reductions (but not dividends) and less premium paid or payable for reinsurance that inures to the benefit of the Participating Companies.

“Participating Companies” shall mean TICNY and CPIC.

“Policies” shall mean all policies, certificates, binders, contracts and agreements of insurance covering Specialty Program Business issued or renewed on or after the Effective Date by or on behalf of TICNY or CPIC, as the case may be, all of which shall be subject to this Pooling Agreement, comprising all lines of business written as Specialty Program Business.

“Pool Reinsurance” shall mean property catastrophe and excess of loss reinsurance ceded by CPIC to an insurer that is not a Participating Company that inures to the benefit of the Specialty Program Business Pool.

“Pooling Percentages” shall be those percentages set forth on Schedule 1 attached, as amended from time to time.

“Program Business” shall mean narrowly defined classes of business that are underwritten on an individual policy basis by Program Underwriting Agents on behalf of insurance companies.

“Program Underwriting Agent” means an insurance intermediary that aggregates business from retail and general agents and manages business on behalf of insurance companies, including functions such as risk selection and underwriting, premium collection, policy form design and client service.

“Specialty Program Business” shall mean all Program Business other than Traditional Program Business or Traditional Program Business that TICNY and CPIC agree shall be deemed Specialty Program Business.

“Specialty Program Business Pool” shall mean Specialty Program Business written by or on behalf of the Participating Companies or assumed by a Participating Company (including such business assumed by TICNY from its affiliates), that is pooled and allocated to each of the Participating Companies based upon their Pooling Percentage as set forth in this Pooling Agreement.

“Traditional Program Business” shall mean blocks of Program Business in excess of $5 million in gross written premium that TICNY has historically underwritten, consisting of non-auto related personal lines and the following commercial lines of business: retail stores and wholesale trades, commercial and residential real estate, restaurants, grocery stores, office and service industries, and artisan contractors.

ARTICLE II                                                       Cessions to Specialty Program Business Pool

TICNY shall automatically and obligatorily cede to CPIC as reinsurance, and CPIC shall be obligated to accept as assumed reinsurance, one hundred percent (100%) of the Premium and Net Liabilities with respect to Policies issued or assumed by TICNY, to be combined with the Premium and Net Liabilities of CPIC under Policies issued or assumed by CPIC, provided, however, that the total combined gross written premium share of TICNY after pooling shall not exceed $25 million for the twelve (12) month period ending March 31, 2007, subject to a growth factor of 25% per each twelve (12) month period thereafter, unless otherwise agreed by the parties.

ARTICLE III                                                   Participation in Specialty Program Business Pool

CPIC shall establish the Specialty Program Business Pool, which shall consist of the Premium and Net Liability under all Specialty Program Business written or assumed by CPIC and TICNY (including business assumed by CPIC pursuant to this Pooling Agreement). CPIC shall automatically and obligatorily cede to TICNY, and retain for CPIC’s own account, the applicable Pooling Percentages of such Net Liability and TICNY shall automatically and obligatorily accept such cessions. CPIC’s and TICNY’s share shall be as set forth on Schedule 1 hereto, as amended from time to time. Such Pooling Percentages shall be applied to all Specialty Program Business written by the Participating Companies. Any change in the Pooling Percentages shall be made only by a written amendment to Schedule 1 to this Pooling Agreement signed by the parties hereto or as otherwise set forth in Article XVI of this Pooling Agreement. The Participating Companies acknowledge that, following the acceptance or retention of a percentage of the Specialty Program Business Pool by a Participating Company, such pooled business shall be subject to such reinsurance as may be entered into by such Participating Company on or after the Effective Date that is for the benefit of such Participating Company as to its participation in the Specialty Program Business Pool and does not inure to the benefit of the Specialty Program Business Pool.

ARTICLE IV                                                  Reinsurance

CPIC, as pool manager, shall negotiate, obtain and maintain such Pool Reinsurance as it deems appropriate with respect to the liabilities of the Specialty Program Business Pool, which reinsurance shall inure to the benefit of the Participating Companies according to their respective Pooling Percentages. CPIC shall purchase property and casualty excess of loss reinsurance and property catastrophe excess of loss reinsurance from third party reinsurers to protect the net exposure of the Participating Companies. The property catastrophe excess of loss reinsurance purchased by CPIC may provide for up to approximately 10% of the combined surplus of TICNY and CPIC to be retained by the pool prior to reinsurance by third party reinsurance companies (“Pooled Retention”). Any of the Participating Companies also shall have the right, in its discretion, to require CPIC to increase the Pooled Retention by an additional amount of up to 10% of the surplus of CastlePoint Reinsurance Company, Ltd. (“CPRe”) with such additional reinsurance to be purchased from CPRe.

ARTICLE V                              Losses and Loss Adjustment Expenses

A.                                   All loss settlements made by CPIC with regards to the Specialty Program Business, whether under strict policy conditions or by way of compromise, shall be unconditionally binding upon TICNY.

B.                                     Each Participating Company shall be liable for its percentage share per Schedule 1 of loss and loss adjustment expenses incurred under or in connection with the Policies and shall be credited with its percentage share per Schedule 1 of any recoveries of such expense.

C.                                     If a Participating Company pays or is held liable to pay any punitive, exemplary, compensatory, or consequential damages (hereinafter called “Extra Contractual Obligations”) because of alleged or actual negligence on its part in handling a claim under a Policy, one hundred percent (100%) of such Extra Contractual Obligations (to the extent permitted by law) shall be added to the Net Liability, if any, of such Participating Company under the Policy involved, and the sum thereof shall be subject to this Pooling Agreement; provided, however, that no such payment of Extra Contractual Obligations shall be permitted if such payment is contrary to New York law.

D.                                    If a Participating Company pays or is held liable to pay in connection with any loss, amounts in excess of the limit of its original Policy, such loss in excess of that limit having been incurred because of its failure to settle within the Policy limit or by reason of alleged or actual negligence in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against the original insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action (hereinafter called an “Excess of Policy Limits Loss”), one hundred percent (100%) of such Excess of Policy Limits Loss (to the extent permitted by law) shall be added to the Net Liability, if any, of such Participating Company under the Policy involved, and the sum thereof shall be subject to this Pooling Agreement.

ARTICLE VI                                                  Salvage and Subrogation

Each of the Participating Companies shall be credited with its proportionate share of salvage and subrogation on account of losses under the Policies.

ARTICLE VII                                              Original Conditions Apply

All reinsurance under this Pooling Agreement shall be subject to the same rates, terms, conditions and waivers, and to the same modifications and alterations as the respective Policies. Each of the Participating Companies shall be credited with the proportion equal to its Pooling Percentage of the original premiums received under the Policies issued on or after the Effective Date, but after deduction of premiums, if any, ceded under Existing Reinsurance and Pool Reinsurance.

ARTICLE VIII                                          Ceding Commission

Each of the Participating Companies shall be charged with a ceding commission in an amount equal to such Participating Company’s Pooling Percentage of actual commissions paid to agents or brokers, premium taxes, guarantee fund assessments, fees and assessments for boards, bureaus and associations, fees and assessments for industry and residual markets, and other similar expenses incurred by the Participating Companies on all premiums ceded hereunder, but after deduction of ceding commissions or expense reimbursement amounts recovered under Existing Reinsurance and Pool Reinsurance.

ARTICLE IX                                                  Remittances and Reports

A.                                   As soon as practicable consistent with its standard financial reporting practices, but no later than thirty (30) days after the end of each calendar month, CPIC shall submit a pooling report to TICNY setting forth the following information as regards the Specialty Program Business Pool:

1.               Net Written Premium received during the month;

2.               Net Premium Earned received during the month;

3.               Ceding commission thereon;

4.               Losses and loss adjustment expenses paid during the month;

5.               Salvage and subrogation recoveries received;

6.               Recoverables under inuring reinsurance; and

7.               Expenses paid under the Pool Management Agreement.

B.                                     The balance shown to be due a Participating Company shall be remitted within fifteen (15) days after the issuance of the reports by CPIC on a collected basis; provided that CPIC may retain, as manager, a reserve out of amounts otherwise due TICNY for the payment of amounts reasonably estimated by CPIC to be payable during the next sixty (60) days by the Specialty Program Business Pool and allocable to TICNY hereunder. Such balance shall be remitted in cash or in readily marketable securities (valued at fair market value) in an amount equal to such balance. Should discrepancies arise in the process of the verification of any report, such differences, once resolved, should be remitted promptly.

C.                                     As soon as practicable consistent with its financial reporting practices, but no later than thirty (30) days after the end of each calendar quarter, CPIC shall report to TICNY ceded unearned premium reserves and ceded outstanding loss and loss adjustment expense reserves as regards the Specialty Program Business as of the end of such quarter.

ARTICLE X                                                      Offset

Each of the Participating Companies shall have and may exercise at any time, and from time to time, the right to offset any balance or balances whether on account of premiums, losses or amounts otherwise due from one Participating Company to the other under the terms of this Pooling Agreement, subject to the provision of applicable law, and as specifically permitted by Sections 1308 and 7427 of the New York Insurance Law.

ARTICLE XI                                                  Errors and Omissions

Inadvertent delays, errors or omissions made in connection with this Pooling Agreement or any transaction hereunder shall not relieve any Participating Company from any liability that would have attached had such delay, error or omission not occurred, provided always that such error or omission will be rectified as soon as possible after discovery.

ARTICLE XII                                              Access to Records

The files and records of each Participating Company with respect to this Pooling Agreement and the Specialty Program Business subject hereto shall be open to examination by any officer or director of each of the other Participating Companies or their duly authorized representatives during normal business hours.

ARTICLE XIII                                          Term

A.                                   This Pooling Agreement will become effective on the Effective Date. A Participating Company may terminate their respective participation in the Specialty Program Business Pool as of the date forty eight (48) months after the Effective Date and thereafter as of the close of a calendar quarter by giving at least six (6) months prior written notice to the other party by certified or registered mail.

B.                                     CPIC shall have the right to terminate its participation in the Specialty Program Business Pool at any time on or after twenty four (24) months after the Effective Date and thereafter by giving sixty (60) days prior written notice by certified or registered mail to TICNY if the sum of the cumulative Net Loss Ratio for the Specialty Program Business Pool plus the Management Fee Percentage (as defined in the Pool Management Agreement) equals or exceeds 99 % for the period from the Effective Date to the end of the calendar quarter immediately preceding the date of such notice. If the Participating Companies cannot agree as to the calculation of the Net Loss Ratio or Management Fee Percentage, within 30 days of receiving the appropriate report, the calculation shall be arbitrated. The actuarial firm of Towers Perrin shall furnish an arbiter for TICNY, and CPIC will choose another actuarial firm to furnish its arbiter. Those two arbiters will select a third independent actuarial firm to furnish the third arbiter.

C.                                     Notwithstanding paragraphs A and B above, this Pooling Agreement may be terminated immediately with respect to new or renewal business (a) at any time by mutual consent in writing by each of the Participating Companies or (b) as of the close of a calendar quarter, upon not less than sixty (60) days, prior written notice by a Participating Company to the other Participating Companies of such Participating Company’s exercise of its right to terminate its participation in the Specialty Program Business Pool.

D.                                    If this Pooling Agreement is terminated pursuant to this Article XIII, all rights and obligations of the Participating Companies with respect to Specialty Program Business ceded pursuant to this Pooling Agreement prior to such termination shall continue to be governed by the terms of this Pooling Agreement.

ARTICLE XIV                                         Reinsurance Credit

A.                                   If any Participating Company is unauthorized or otherwise unqualified in any state or other United States jurisdiction, and if, without such security, a financial penalty to an other Participating Company, hereinafter in this Article XIV called the “Reinsured Participating Company”, would result on any statutory statement or report it is required to make or file with insurance regulatory authorities or a court of law in the event of insolvency, the Participating Company will timely secure its share of Obligations under this Agreement in a manner, form, and amount acceptable to the reinsured Participating Company and to all applicable insurance regulatory authorities in accordance with this Article.

B.                                          The Participating Company shall secure such Obligations by either:

1.                                       Clean, irrevocable, and unconditional evergreen letter(s) of credit (“Letter(s) of Credit”) meeting the requirements of New York Insurance Regulation 133; and/or

2.                                       A trust account meeting the requirements of New York Regulation 114.

C.                                     The “Obligations” referred to herein means the then current (as of the end of each calendar quarter) sum of:

1.                                       The amount of the ceded unearned premium reserve for which the Participating Company is responsible to the Reinsured Participating Company;

2.                                       The amount of Losses and Loss Adjustment Expenses and other amounts paid by the Reinsure Participating Company for which the Participating Company is responsible to the Reinsured Participating Company but has not yet paid;

3.                                       The amount of ceded reserves for Losses and Loss Adjustment Expenses (including, ceded reserves for losses incurred but not reported) for which the Participating Company is responsible to the Reinsured Participating Company; and

4.                                       The amount of return and refund premiums paid by the Reinsured Participating Company for which the Participating Company is responsible to the Reinsured Participating Company but has not yet paid.

D.                                    To the extent that the Participating Company elects to provide Letter(s) of Credit, the following shall apply:

1.                                       Each Letter of Credit will be issued for a term of at least one year and will include an “evergreen clause”, which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Reinsured Participating Company not less than 30 days prior to said expiration date.

2.                                       The Letter of Credit must be issued or confirmed by a bank which is authorized to issue letters of credit, which is either a member of the Federal Reserve System or is a New York State chartered bank, and which in all other respects satisfies the definition of a “Qualified Bank” under Section 79.1(e) of New York Insurance Regulation 133. If the Letter of Credit is issued by a bank authorized to issue letters of credit but which is not such a “Qualified Bank”, then the Letter of Credit must be confirmed by such a bank and the Letter of Credit must meet all of the conditions set forth in Section 79.4 of New York Insurance Regulation 133.

3.                                       The Participating Company and the Reinsured Participating Company agree that the Reinsured Participating Company may draw upon the Letter(s) of Credit at any time, notwithstanding any other provisions in the Agreement, provided such assets are applied and utilized by the Reinsured Participating Company or any successor of the Reinsured Participating Company by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Reinsured Participating Company, without diminution because of the insolvency of the Reinsured Participating Company or the Participating Company, only for the following purposes:

(i)                                     to reimburse the Reinsured Participating Company for the Participating Company’s share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellations of such policies;

(ii)                                  to reimburse the Reinsured Participating Company for the Participating Company’s share of surrenders and benefits or losses paid by the Reinsured Participating Company under the terms and provisions of the policies reinsured under this Agreement;

(iii)                               to fund an account with the Reinsured Participating Company in an amount at least equal to the deduction, for reinsurance ceded, from the Reinsured Participating Company’s liabilities for policies ceded under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums; and

(iv)                              to pay any other amounts the Reinsured Participating Company claims are due under this Agreement.

4.                                       The Reinsured Participating Company shall immediately return to the Participating Company any amounts drawn down on the Letter of Credit that are subsequently determined not to be due.

5.                                       The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Reinsured Participating Company of the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Reinsured Participating Company.

E.                                           To the extent that the Participating Company elects to establish a trust account, the following shall apply.

1.                                       It is agreed that the Participating Company shall enter into a trust agreement (the “Trust Agreement”) in a form acceptable to the Reinsured Participating Company and establish a trust account (the “Trust Account”) for the sole benefit of the Reinsured Participating Company with a trustee (the “Trustee”), which shall be at the time the Trust is established, and shall continue to be, either a member of the Federal Reserve System or a New York state chartered bank and which shall not be a parent, subsidiary or affiliate of the Participating Company or the Reinsured Participating Company.

2.                                       The Participating Company agrees to deposit and maintain in said Trust Account assets to be held in trust by the Trustee for the benefit of the Reinsured Participating Company as security for the payment of the Participating Company’s Obligations to the Reinsured Participating Company under the Agreement. Such assets shall be maintained in the Trust Account by the Participating Company as long as the Participating Company continues to remain liable for such Obligations.

3.                                       The Participating Company agrees that the assets deposited into the Trust Account shall be valued according to their current fair market value and shall consist only of currency of the United States of America, certificates of deposit issued by a United States bank and payable in United States legal tender, and investments of the types specified in paragraphs (1), (2), (3), (8) and (10) of Section 1404(a) of the New York Insurance Law, provided such investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Grantor or the Beneficiary (“Authorized Investments”).

4.                                       The Participating Company, prior to depositing assets with the Trustee, shall execute all assignments and endorsements in blank, and shall transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Reinsured Participating Company, or the Trustee upon direction of the Reinsured Participating Company, may whenever necessary negotiate any such assets without consent or signature from the Participating Company or any other entity.

5.                                       All settlements of account under the Trust Agreement between the Reinsured Participating Company and Participating Company shall be made in cash or its equivalent.

6.                                       The Participating Company and the Reinsured Participating Company agree that the assets in the Trust Account may be withdrawn by the Reinsured Participating Company at any time, notwithstanding any other provisions in the Agreement, provided such assets are applied and utilized by the Reinsured Participating Company or any successor of the Reinsured Participating Company by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Reinsured Participating Company, without diminution because of the insolvency of the Reinsured Participating Company or the Participating Company, only for the following purposes:

(i)                                     to reimburse the Reinsured Participating Company for the Participating Company’s share of any Losses and Loss Adjustment Expenses paid by the Reinsured Participating Company but not received from the Participating Company or for unearned premiums due to the

Reinsured Participating Company but not otherwise paid by the Participating Company under the Agreement; or

(ii)                                  to make payment to the Participating Company of any amounts held in the Trust Account that exceed 102% of the Participating Company’s Obligations (less the balance of credit available under any Letter(s) of Credit) hereunder; or

(iii)                               where the Reinsured Participating Company has received notification of termination of the Trust Account, and where the Participating Company’s entire Obligations under the Agreement remain unliquidated and undischarged ten (10) days prior to such termination, to withdraw amounts equal to such Obligations (less the balance of credit available under any Letter(s) of Credit) and deposit such amounts in a separate account, in the name of the Reinsured Participating Company, in any United States bank or trust company, apart from its general assets, in trust for such uses and purposes specified in sub-paragraphs (i) and (ii) above as may remain executory after such withdrawal and for any period after such termination.

7.                                       The Participating Company shall have the right to seek the Reinsured Participating Company’s approval to withdraw all or any part of the assets from the Trust Account and transfer such assets to the Participating Company, provided that the withdrawal conforms to the following requirements:

(i)                                     the Participating Company shall, at the time of withdrawal, replace the withdrawn assets with other Authorized Investments having a market value equal to the market value of the assets withdrawn,

(ii)                                  after such withdrawal and transfer, the market value of the Trust Account is no less than 102% of the Participating Company’s Obligations (less the balance of credit available under any Letter(s) of Credit).

In the event that the Participating Company seeks the Reinsured Participating Company’s approval hereunder, the Reinsured Participating Company shall not unreasonably or arbitrarily withhold its approval.

8.                                       In the event that the Reinsured Participating Company withdraws assets from the Trust Account for the purposes set forth in Paragraph (6)(i) above in excess of actual amounts required to meet the Participating Company’s Obligations to the Reinsured Participating Company (less the balance of credit available under any Letter(s) of Credit), or in excess of amounts determined to be due and under Paragraph (6)(iii) above, the Reinsured Participating Company will return such excess to the Participating Company.

9.                                       The Reinsured Participating Company will prepare and forward at annual intervals or more frequently as determined by the Reinsured Participating Company, but not more frequently than quarterly to the Participating Company a statement for the purposes of this Article, showing the Participating Company’s share of Obligations as set forth above. If the Participating Company’s share thereof exceeds the then existing balance of the security provided, the Participating Company will, within fifteen (15) days of receipt of the Reinsured Participating Company’s statement, but never later than December 31 of any year, increase the amount of the letter of credit, or Trust Account to the required amount of the Participating Company’s share of Obligations set forth in the Reinsured Participating Company’s statement, but never later than December 31 of any year. If the then existing balance of the security provided exceeds an amount equal to 102% of the Participating Company’s share thereof, the Reinsured Participating Company will release the amount in excess of 102% to the Participating Company upon the Participating Company’s written request.

F.                                           The Participating Company will take any other reasonable steps that may be required for the Reinsured Participating Company to take full credit on its statutory financial statements for the reinsurance provided by this Agreement.

ARTICLE XV                                             Amendments

This Pooling Agreement may be amended only if in writing and signed by each Participating Company.

ARTICLE XVI                                         Adjustments to Participation

CPIC may, in its sole discretion, change the Pooling Percentages as set forth in Schedule 1 hereto as of the date that is six (6) months following the Effective Date and, from time to time, as of any six (6) month anniversary of the Effective Date thereafter, upon not less than thirty (30) days prior written notice to the other Participating Company, unless such notice is waived by the other Participating Company, and provided, however, that the CPIC and the other Participating Company may agree to change the pool participations as of any calendar quarter; provided, however, that the Pooling Percentage of TICNY shall at all times during the term of this Pooling Agreement be a minimum of 15% and a maximum of 50%, and provided further, however, that the total combined gross written premium share of TICNY assumed under this Pooling Agreement shall not exceed $25 million for the twelve (12) month period ending on March 31, 2007, subject to a growth factor of 25% per each twelve (12) month period thereafter, unless otherwise agreed by the parties. Each such change shall apply to Policies issued or renewed after the effective date of such change. Schedule 1 shall be revised to reflect all such changes and the effective date of each such change. If the maximum gross written premium after pooling is attained in any twelve (12) month period ending March 31 as set forth herein, unless otherwise agreed by the parties as set forth above, then the Pooling Percentage, which shall apply to all premiums and losses on a pro-rated basis for such period, of TICNY shall be decreased for that twelve (12) month period, even if such Pooling Percentage is below 15%.

ARTICLE XVII                                     Investments

The investments of the Participating Companies and any income, gains or losses derived therefrom and expenses related thereto, are not part of, nor are they subject to the terms of, this Pooling Agreement.

ARTICLE XVIII                                 Insolvency

A.                                   In the event of the insolvency or the appointment of a liquidator, receiver or other statutory successor of a Participating Company, any amount due such Participating Company as a ceding party shall be payable by the accepting party on the basis of the liability of the ceding party under the Policies reinsured without diminution because of the insolvency of the ceding party. Payments by the accepting party shall be made directly to the ceding party or to the liquidator, receiver or statutory successor, except (a) where any Policy specifically provides another payee of such reinsurance in the event of the insolvency of the ceding party, or (b) where the accepting party, with the consent of the direct insured or insureds, has assumed such Policy obligations of the ceding party as direct obligations of the accepting party to payees under such Policies and in substitution for the obligations of the ceding party to such payees.

B.                                     The liquidator or receiver or statutory successor of the ceding party shall give written notice to the accepting party of the pendency of any claim against the insolvent ceding party on the Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, the accepting party may investigate the claim and interpose in the proceeding where the claim is to be adjudicated, at its own expense, any defense or defenses which it may deem available to the ceding party or its liquidator or receiver or statutory successor. The expenses thus incurred by the accepting party shall be chargeable, subject to court approval, against the insolvent ceding party solely as a result of the defense undertaken by the accepting party.

ARTICLE XIX                                         Arbitration

A.                                   As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Pooling Agreement (except as set forth in Article XIII –Term), it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by each Participating Company that is a party to such dispute and an Umpire shall be chosen by the Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Underwriters at Lloyd’s of London. In the event that a Participating Company should fail to choose an Arbiter within thirty (30) days following a written request by another Participating Company to do so, the requesting Participating Company’s Arbiter shall choose a second arbiter before entering upon arbitration. If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the United States District Court having jurisdiction over the geographical area in which the arbitration is to take place, or if that court declines to act, the state court having general jurisdiction in such area.

B.                                     Participating Companies party to the dispute shall present their case to the Arbiters within thirty (30) days following the date of appointment of the Umpire. The Arbiters shall consider this Pooling Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on all Participating Companies; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon all parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.                                     Each Participating Company that is a party to the dispute shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration.

In the event that the two Arbiters are chosen by the requesting Participating Company, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the Participating Companies that are parties to the arbitration.

ARTICLE XX                                             Miscellaneous Provisions

A.                                   Headings used herein are not a part of this Pooling Agreement and shall not affect the terms hereof.

B.                                     All notices, requests, demands and other communications under this Pooling Agreement must be in writing and will be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered.

C.                                     This Pooling Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Pooling Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto.

D.                                    This Pooling Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

E.                                      This Pooling Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

F.                                      This Pooling Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Pooling Agreement or the subject matter hereof except as specifically set forth or contemplated herein. If any provision of this Pooling Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Pooling Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

G.                                     No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder. The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

H.                                    Except as expressly provided for in the insolvency provisions above, nothing in this Pooling Agreement will confer any rights upon any person that is not a party or a successor or permitted assignee of a party to this Pooling Agreement.

I.                                         Wherever the words “include,” “includes” or “including” are used in this Pooling Agreement, they shall be deemed to be followed by the words “without limitation.”

J.                                        This Article XX shall survive the termination of this Pooling Agreement.

IN WITNESS WHEREOF, the Participating Companies have caused this Pooling Agreement to be executed as of the day and year first above written, subject to the satisfaction of New York Insurance Law § 1505, including any conditions such regulators may impose on the terms of this Agreement subsequent to the date hereof.

TOWER INSURANCE COMPANY OF NEW YORK

By:	/s/ Francis M. Colalucci

Name: Francis M. Colalucci

Title: Senior Vice President and Chief Financial Officer

Date: January 11, 2007

CASTLEPOINT INSURANCE COMPANY

By:	/s/ Joel S. Weiner

Name: Joel S. Weiner

Title: Senior Vice President and Chief Financial Officer

Date: January 11, 2007

Schedule 1

POOLING PERCENTAGES

Effective January 1, 2007

The percentages of participation of the Pooling Agreement to which this Schedule 1 is attached shall be as indicated below:

Company	Percentage

Tower Insurance Company of New York	15%

CastlePoint Insurance Company	85%